Exhibit 8.1
LIST OF SUBSIDIARIES

INTELLIPHARMACEUTICS INTERNATIONAL INC.

Notes:

(1)	The Company owns 64.3% of the common shares of IPC Corp. directly and 35.7% of such shares indirectly through the wholly-owned IPC Ltd.